Exhibit (d)(40)(iii)

BRIGHTHOUSE FUNDS TRUST I

AMENDMENT NO. 3

TO THE

INVESTMENT ADVISORY AGREEMENT

(T. Rowe Price Mid Cap Growth Portfolio)

This Amendment No. 3 to the Investment Advisory Agreement (“Agreement”) dated August 4, 2017, as amended, by and between Brighthouse Investment Advisers, LLC (the “Manager”), and T. Rowe Price Associates, Inc. (the “Adviser”) with respect to the T. Rowe Price Mid Cap Growth Portfolio (the “Portfolio”), a series of Brighthouse Funds Trust I (the “Trust”), is entered into effective the 1st of January, 2025.

WHEREAS, the Agreement provides for the Adviser to provide certain investment advisory services for the Manager, for which the Adviser is to receive agreed upon fees; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Pursuant to Article 8 of the Agreement, Schedule A, which contains the schedule of fees, is hereby deleted in its entirety and replaced with the following:

0.410% on All Assets

2.	In all other respects, the Agreement is confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 1st day of January, 2025.

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

By:	/s/ Kristi Slavin
Name:	Kristi Slavin
Title:	President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Terence Baptiste
Name:	Terence Baptiste
Title:	Vice President